Exhibit 99.2

May 25, 2022

InterDigital Announces Upsize and Pricing of Private Offering of $400 Million of 3.50% Senior Convertible Notes

WILMINGTON, Del., May 25, 2022 (GLOBE NEWSWIRE) — InterDigital, Inc. (“InterDigital”) (Nasdaq:IDCC) announced today the pricing of its private offering of $400.0 million aggregate principal amount of 3.50% Senior Convertible Notes due 2027 (the “notes”) to be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Act”). The size of the offering was increased from the previously announced $350 million in aggregate principal amount. InterDigital has granted the initial purchasers of the notes a 13-day option to purchase up to an additional $60.0 million aggregate principal amount of notes. The offering is expected to close on May 27, 2022, subject to certain closing conditions.

Key elements of the transaction today include:

•	$400 million 3.50% Senior Convertible Notes due 2027 offering

•	Repurchase of approximately $273.8 million aggregate principal amount of 2.00% Convertible Senior Notes due 2024 issued in 2019 (the “2024 notes”) and unwind of related call spread

•	Repurchase of approximately $75.0 million of shares of InterDigital common stock

The Notes

The notes will be InterDigital’s senior unsecured obligations. The notes will pay interest semi-annually in cash on June 1 and December 1 at a rate of 3.50% per year, and will mature on June 1, 2027. The holders of the notes will have the ability to require InterDigital to repurchase all or any portion of their notes for cash in the event of a fundamental change. In such case, the repurchase price would be 100% of the principal amount of the notes being repurchased plus any accrued and unpaid interest.

Prior to March 1, 2027, the notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day preceding the maturity date. The notes will be convertible at an initial conversion rate of 12.9041 shares of InterDigital common stock per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $77.49, which represents a 27.5% conversion premium to the closing sale price of $60.78 per share of InterDigital common stock on the NASDAQ Global Select Market on May 24, 2022. In addition, following certain corporate transactions or an optional redemption of the notes, in each case, that occur prior to the maturity date, InterDigital will, in certain circumstances, increase the conversion rate for a holder that elects to convert its notes in connection with such a corporate transaction or optional redemption. Upon conversion, InterDigital will pay cash up to the aggregate principal amount of the notes to be converted, and will pay or deliver, as the case may be, cash, shares of InterDigital’s common stock or a combination thereof, at InterDigital’s election, for any conversion obligation in excess of the aggregate principal amount being converted.

InterDigital may redeem for cash all or any portion of the notes, at its option, on or after June 5, 2025 if the last reported sale price of InterDigital’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which InterDigital provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day preceding the date on which InterDigital provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

Concurrent Convertible Note Hedge and Warrant Transactions

In connection with the pricing of the notes, InterDigital has entered into privately negotiated convertible note hedge transactions with certain financial institutions, some of which are the initial purchasers of the notes or their affiliates (the “hedge counterparties”). The convertible note hedge transactions collectively will cover, subject to customary anti-dilution adjustments, the aggregate number of shares of InterDigital common stock that will initially underlie the notes. InterDigital has also entered into privately negotiated warrant transactions with the hedge counterparties whereby InterDigital has sold to the hedge counterparties warrants relating to the same number of shares of InterDigital common stock, with such number of shares subject to customary anti-dilution adjustments. The strike price of the warrant transactions will initially be approximately $106.37 per share, which represents a 75% premium to the closing sale price of InterDigital common stock on the NASDAQ Global Select Market on May 24, 2022. In addition, if the initial purchasers exercise their option to purchase additional notes, InterDigital expects to enter into one or more additional warrant transactions and to use a portion of the proceeds from the sale of the additional notes and warrant transactions to enter into additional convertible note hedge transactions. The convertible note hedge transactions are expected to reduce the potential dilution with respect to InterDigital common stock and/or offset any potential cash payments InterDigital is required to make in excess of the principal amount of converted notes, as the case may be, upon any conversion of the notes in the event that the market price per share of InterDigital common stock exceeds the strike price of the convertible note hedge transactions. However, the warrant transactions will have a dilutive effect to the extent that the market price per share of InterDigital common stock exceeds the applicable strike price of the warrants on any expiration date of the warrants.

Concurrent Repurchase of $273.8 Million of Existing 2.00% Convertible Senior Notes due 2024

Concurrently with the offering of the notes, InterDigital entered into privately negotiated transactions with certain holders of its 2024 notes to repurchase approximately $273.8 million aggregate principal of the outstanding 2024 notes for a total repurchase cost of approximately $285.2 million (the “Note Repurchase Transaction”).

InterDigital expects that holders of its 2024 notes that are party to any Note Repurchase Transaction may purchase or sell shares of its common stock in the market to hedge their exposure in connection with these transactions. This activity could affect the market price of InterDigital common stock and could also impact the initial conversion prices of the notes.

Concurrent Repurchase of Common Stock

Concurrently with the pricing of the offering of the notes, InterDigital will repurchase approximately $75.0 million of shares of InterDigital common stock (the “Common Stock Repurchase”) from institutional investors through one of the initial purchasers or its affiliate, as InterDigital’s agent. The purchase price per share of the common stock repurchased from such institutional investors was $60.78 per share, the closing price of the stock on May 24, 2022. Such Common Stock Repurchase could have increased, or limited a decline in, the market price of InterDigital’s common stock, which may have resulted in a higher effective conversion price of the notes.

Unwind of Existing Convertible Note Hedge and Warrant Transactions

In connection with the Note Repurchase Transactions, InterDigital has also entered into agreements with the dealers party to certain convertible note hedge transactions related to such 2024 notes (the “Existing Note Hedges”) to unwind a corresponding portion of the Existing Note Hedges. InterDigital also entered into agreements with such dealer counterparties to unwind certain warrant transactions sold at the time of issuance of the 2024 notes (the “Existing Warrants”).

In connection with establishing their initial hedge of the convertible note hedge transactions and warrant transactions and concurrently with, or shortly after, the pricing of the notes, the hedge counterparties and/or their affiliates expect to purchase InterDigital common stock in open market transactions and/or privately negotiated transactions and/or enter into various cash-settled derivative transactions with respect to InterDigital common stock. In connection with the unwind of the Existing Note Hedges and the Existing Warrants, InterDigital expects the counterparties thereto and/or their affiliates may reduce their existing hedge positions, which may partially offset the purchases or cash-settled derivatives transactions described in the foregoing sentence. In addition, the hedge counterparties and/or their affiliates may modify their hedge positions following the pricing of the notes by entering into or unwinding various derivative transactions with respect to InterDigital common stock and/or by purchasing or selling InterDigital common stock in open market transactions and/or privately negotiated transactions following the pricing of the notes from time to time (and are likely to do so during any conversion period related to a conversion of notes). Any of these hedging activities could also increase (or reduce the size of any decrease in) the market price of InterDigital common stock.

Use of Proceeds

InterDigital estimates that the net proceeds from the offering of the notes will be approximately $391 million (or approximately $450 million if the initial purchasers exercise their option in full), after deducting the initial purchasers’ fees and estimated offering expenses. In addition, InterDigital expects to receive proceeds from the sale of the warrants described above. InterDigital expects to use a portion of the net proceeds from the offering of the notes and the proceeds from the sale of the warrants to fund the cost of the convertible note hedge transactions described above, to fund the Note Repurchase Transactions described above, and to fund the Common Stock Repurchase described above. InterDigital intends to use the remaining net proceeds for general corporate purposes, including, without limitation, the repurchase, redemption or other retirement of any remaining 2024 notes.

The notes and the shares of InterDigital common stock issuable upon conversion, if any, have not been registered under the Act or applicable state securities laws and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About InterDigital®

InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ.

InterDigital is a registered trademark of InterDigital, Inc.

CONTACT:    investor.relations@interdigital.com

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